Exhibit 99.2

ID Auto (f/k/a PARTS iD) Strengthens its Balance Sheet with Overwhelming Support from its Partners

CRANBURY, N.J.—(BUSINESS WIRE)—ID Auto Inc. (f/k/a PARTS iD, Inc.) (“the Company”) announced today that the Company’s Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) has been approved by a Delaware court and become effective. The Plan has received overwhelming support from the Company’s creditors and key constituents. Stakeholders representing over 99% of the voting classes’ claims voted in favor of the Plan. The Company emerges from this process with a significantly strengthened balance sheet and new ownership.

The Plan and its related transactions position the Company for growth and long-term success with significant support from its suppliers and investors. As part of the Plan, Fifth Star, Inc. (“Fifth Star”), an operator of consumer and consumer-adjacent technology businesses, has acquired the Company. Fifth Star supported the Company with debt financing as the plan sponsor and has made a meaningful cash infusion to satisfy the Company’s obligations to its customers and partners and fuel growth.

“With strong support from our stakeholders and the court’s approval of the reorganization plan, we have made significant strides in positioning the Company for operational and financial success. With our new world-class management team, Fifth Star’s investment and operational acumen, and our dedicated employees and partners around the world, we are well-equipped to be the premier destination for consumers seeking a wide range of automotive and other vehicle parts,” noted Lev Peker, the Company’s Chief Executive Officer.

“I want to express my gratitude to our employees and extend thanks to our customers, vendors, suppliers, and stakeholders for their unwavering support as we navigate this transformative phase, working diligently to shape an ever-stronger organization for our valued customers and partners,” added Mr. Peker.

DLA Piper LLP (US) is acting as legal counsel, SRV Partners LLC as financial advisor, and ICR, Inc. as strategic communications advisor to the Company.

Sidley Austin LLP is acting as legal counsel and CohnReznick LLP as financial advisor to Fifth Star.

About ID Auto Inc. (f/k/a PARTS iD, Inc.)

The Company is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche vehicle markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

About Fifth Star, Inc.

Fifth Star, Inc. is a Delaware corporation that acquires and operates consumer and consumer-adjacent technology businesses.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s ongoing and future business operations, its ability to meet financial obligations, and its transformation efforts, which may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to risks and uncertainties, and actual results may differ due to factors such as the potential impact of the Chapter 11 on the Company’s business, employee retention, liquidity improvement, compliance with financing arrangements, strategic plan implementation, and maintenance of relationships with stakeholders. These risks are detailed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. The Company does not guarantee the realization of its expectations and undertakes no obligation to update forward-looking statements beyond the date of this release, except as required by law.

Media:

Lee Pacchia
ICR
lee.pacchia@icrinc.com